T 732.544.5544 F 732.544.5404  25 Christopher Way, Eatontown NJ 07724
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                                                                 www.qmedinc.com

NEWS RELEASE

Contact: Robert Mosby, QMed, Inc., 732-544-5544 x1107


John W. Rohfritch, Former Health Plan CEO, Joins QMed, Inc.
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Eatontown, New Jersey, February 24, 2005 - QMed, Inc. (NASDAQ Symbol: QMED), a
leading provider of disease management to healthcare plans and the industry leader in Medicare demonstration project participation, today announced that John W. Rohfritch, CLU, ChFC, has joined the Company as President of QMedCare, Inc., a wholly owned subsidiary which will act as an investor/holding company in affiliated companies, which are expected to operate as specialty health plans or firms which provide third party administration services. QMedCare is an investor in QMedCare Dakota LLC, a company formed to administer a proposed capitated disease management program in South Dakota. Subsequently, QMedCare will address other Senior Care opportunities afforded by Medicare reform.

Mr. Rohfritch is the former President and CEO of HealthChoice of Connecticut, Inc., a provider owned managed care organization (MCO) serving the commercial, Medicare and Medicaid markets. He initiated a merger that brought together the Yale University School of Medicine, Yale-New Haven Hospital and Saint Francis Hospital and Medical Center, enrolling more than 50,000 members in the first year. He then successfully executed the sale of HealthChoice.

Prior to leading HealthChoice, Rohfritch was President and CEO of First Option Health Plan, Inc., which operated in New Jersey. First Option created the largest managed care provider network in the state, serving commercial, Medicare and Medicaid markets. Over 200,000 members enrolled. He reengineered the organization to stability and sold controlling interest to HealthNet, Inc.

Previously, he had served as President of First Option Health Plan of NY, responsible for all aspects of developing and managing that provider owned MCO in New York City. He secured commitments from 35 hospitals and 8,000 physicians to become shareholders and to raise capital for a start-up HMO/PPO.

He is a former Senior Vice President of Cigna Corporation where he held full profit/loss accountability for six HMOs and twelve PPOs, which had combined annual revenues of $400 million and served 300,000 members in nine states. He grew the bottom line from breakeven to over $20 million in profit in three years and developed sophisticated tracking and Quality Management programs. Before that, he had been a Divisional President at Cigna Health Plans.

Commenting on his new role, Rohfritch said, "I look forward to leading QMedCare's development and growth as a participant in Medicare Capitation Demonstration projects, as well as in other environments. I was impressed by QMed management's early recognition of the Medicare business potential and likely outlines of Medicare reform. I wholeheartedly endorse the innovative and appropriate strategies they have devised to capitalize on them and believe that together with other initiatives, QMedCare will further extend QMed's lead in Medicare."

"Medicare reform is perhaps our second or third national priority: defense obviously being first. We at QMed are pleased to be a potentially significant part of that reform process and we believe that in that light, QMedCare holds substantial promise for both the Company and the nation," he concluded.

Michael W. Cox, QMed president and CEO, commented, "Jack's talent and his vast executive experience constitute their own recommendation. Combined with his energy, integrity and commitment, they are simultaneously a tremendous new resource as well as a hearty endorsement of the new QMed. We are very happy that Jack has joined our team and we anticipate that under his leadership QMedCare will provide a long term and important Company diversification, creating added shareholder value."

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About QMed, Inc.
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QMed, Inc., provides DM services to patients and physicians around the country through its health plan customers. The Company has been selected in two Medicare Demonstrations to test the feasibility of reimbursing its care coordinated DM services in the vast Medicare fee-for-service program. In addition, QMed is the largest DM service provider to Medicare managed care plans. More information on QMed, Inc. can be obtained at www.qmedinc.com, by calling (732) 544-5544 or by emailing investor@qmedinc.com.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of competitive product introductions, acceptance and pricing, and those risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

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